[CIK]     0000914670
[NAME]


                       MANAGEMENT SERVICES AGREEMENT
                                  BETWEEN
                    MARTIN HALL JUVENILE FACILITY BOARD
                                   AND
                     CORRECTIONAL SERVICES CORPORATION,
                           a Florida corporation

This Management Services Agreement is made and entered into this 15th day of October, 1997 between the Martin Hall Juvenile Facilities Board, on behalf of the counties of Adams, Asotin, Douglas, Ferry, Lincoln, Pend Oreille, Spokane, Stevens and Whitman, State of Washington ("MHJFB") and Correctional Services Corporation, a Florida corporation ("CSC").

                            RECITALS

WHEREAS: The MHJFB was created by Interlocal Agreement as amended from time to time among the Counties of Adams, Asotin, Douglas, Ferry, Lincoln, Pend Oreille, Spokane, Stevens and Whitman, State of Washington ("Counties") and in accordance with law to construct and administer a fully secure Juvenile Detention Facility for custody and detention of juveniles of said Counties and others.

WHEREAS: CSC is a corporation entity in the business of providing correctional or jail service to governmental entities and has been selected in accordance with Washington law to provide services for the operation of a fully secure Juvenile Detention
Facility for the MHJFB.

                      ARTICLE 1 - DEFINITIONS

The following terms used in this Agreement shall, unless the context indicates otherwise, have the meanings set forth below:

"ACA" means the American Correctional Association.

"ACA Standards" means the Standards for Juvenile Correction
Institution Standards (Third Edition, January 1990, as hereto supplemented and as the same may be modified, amended, or supplemented in the future) published by the ACA.

"Additional Services" means those additional operation and management services required to be furnished by the Contractor pursuant to changes in MHJFB, Counties or applicable State of Washington policies from those in effect as of the date of this Management Agreement, which changes are required by changes in ACA Standards, laws, government regulations, or court orders generally applicable to the counties and which changes cause an increase in the cost of operating and managing the facility.

"Authorized Representative" means a person at any time designated in writing to act for and on behalf of a party to this Agreement, which designation has been furnished to the other party hereto. In the case of Contractor, such designation shall be signed by its President. In the case of the MHJFB, the chairman of the MHJFB is hereby designated as its authorized representative. At any time the Board may designate any person(s) as its authorized representative(s) by delivering to the Contractor a written designation signed by the Chairman of the MHJFB. Such designation shall remain in effect until new written instruments are filed with an actual notice given to the other party that such designations have been revoked. Unless otherwise designated, all parties who act for or on behalf of the parties hereto, including agents, employees and independent contractors, shall not be deemed authorized representatives unless duly designated in accordance with this paragraph.

"Codes" means all federal, state, and local codes applicable to the project.

"Contractor" means Correctional Services Corporation, a
Florida corporation, who may also be referred to as "CSC."

"Contractor Policy and Procedures" means the Policy and Procedures Manual described in Section 4.2 below and all sections contained in Contractor's Response to the MHJFB's Requests for Proposals provided under Contractor's cover letter of June 19, 1997, together with Contractor's Responses to Clarification as to RFP under Contractor's cover letter of July 9, 1997 and materials contained in Contractor's Cost Proposal for Juvenile Facility Operator dated June 19, 1997.

"Counties" means and includes all of the Counties and any other entity who hereafter becomes a party to the Interlocal
Agreement.

"Court Orders" means any orders or judgments issued by a court of competent jurisdiction, any stipulations, Agreements, or plans entered into in connection with litigation that are applicable to the operation, management, or maintenance of the facility and/or relate to the care and custody of inmates, including, but not limited to, orders or judgments issued by courts in Washington State and Federal Courts.

"Deadly Force" means force which may result in death or serious bodily injury.

"Event of Default" means any of the events or circumstances described in Section 8.1 with respect to the Contractor, or
Section 8.4 with respect to the Counties.

"Facility" shall mean the 52-bed fully secure juvenile detention facility located at Martin Hall on the State of Washington Eastern State campus in Medical Lake, Washington.

"Fiscal Year" means any of the one-year periods beginning on January 1 and ending on December 31, which periods are used for budgeting purposes by the counties.

"Inmate" shall include any juvenile placed by the Counties or other entities who contract with the MHJFB for space in the Facility.

"Inmate Day" means one-half day for the first ten (10) hours or less each inmate is held, booked, and/or admitted to the Facility operated by the contractor; and one full day if any inmate is held, booked and/or admitted to the Facility for more than ten (10) hours. The date and hour of each inmates arrival in the Facility will be noted by Contractor for purposes of determining half or whole inmate days. The day an inmate is released will be known as the inmates "release day".

"Lease" means that certain Lease Agreement as amended from time to time, originally made and entered into on March 12, 1996, by and between State of Washington, Department of Social and Health Services, acting through the Department of General
Administration ("State"), and the Counties, acting pursuant to an Interlocal Agreement (therein referred to as "Lessee").

"Management Agreement" or "Agreement" means this operation and management services agreement, together with all attachments and exhibits hereto, and all amendments and modifications, hereto.

"On-Site Liaison" shall have the meaning set forth in Article
XI.

"MHJFB" means the Martin Hall Juvenile Facility Board on behalf of the Counties of Adams, Asotin, Douglas, Ferry, Lincoln,
Pend Oreille, Spokane, Stevens and Whitman, State of Washington, and any other party to the Interlocal Agreement.

"Non-Deadly Force" means force which normally would cause neither death nor serious bodily injury.

"Operation and Management Services" means furnishing to the MHJFB, consulting, operation, management and maintenance services, and all personnel and materials necessary to provide for the operation, management, and maintenance of the Facility for the care, custody and treatment of inmates in accordance with the terms and conditions contained in this Agreement.

"Other Expenses" means:

(a)	Utility Charges as defined below;

(b)	Taxes, meaning all taxes and other governmental charges,
general and special, ordinary and extraordinary, of any kind whatsoever, applicable or attributable to the Facility and the property described in the Lease between the MHJFB, as Lessee, and the State of Washington, as Lessor;

(c)	Assessments, meaning all assessments for public
improvements or benefits which shall be assessed, levied, imposed upon, or become due and payable, or a lien on the Facility and/or property described in the Lease, any improvements constructed thereon, or any part thereof;

(d)	Rents, which means any Rent due the State of Washington,
as Lessor, from the MHJFB, as Lessee, pursuant to the Lease, including any additional Rent, if any, and all other sums payable by Lessee thereunder.

"Payment" or "Payments" means amount(s) agreed to be paid by the MHJFB through its designated fiscal agent to Contractor for operation and management services pursuant to this agreement.

"Per Diem Rate" shall have the meaning set forth in Article
VII.

"Persons" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, court or other tribunal or government or any agency or political subdivision, thereof.

"Services Commencement Date" means the date on which Contractor shall begin providing Operation and Management Services at the Facility pursuant to this Agreement, which date shall be the first day that inmates are placed with Contractor at the Facility.

"Start-up Period" means the period of time between the execution of this Agreement and the Services Commencement Date.

"Term" means the duration of this Management Agreement as specified in Article II, including any Extension thereof.

"Utility Charges" means all costs and charges of the provision of electricity, phone, other telecommunications, natural gas, water, sewer, snow removal, lawn and landscaping maintenance and replacement, and garbage.

"Users" means any person or entity with whom the MHJFB contracts to place Inmates in the Facility.

         ARTICLE II - APPOINTMENT OF CONTRACTOR: TERM

2.1	Appointment of Contractor.  Upon the terms and subject to
the conditions set forth in this Agreement and for the Term and in consideration of the Payments hereinafter provided, MHJFB hereby grants, delegates, and assigns to Contractor the right to provide MHJFB, and Contractor hereby agrees to furnish to MHJFB, the Operation and Management Services.

2.2	Initial Term.  This Agreement is effective on the date
set forth in the initial paragraph of this Agreement. The initial term of this Agreement shall be for the period commencing on the Services Commencement Date.

2.3	Period of Contract.  The initial period of the Contract
shall be for a two-year term. Before the conclusion of the 18th month of the initial two-year term, the MHJFB shall have the option to renew the Contract for an additional one-year period, said one-year period to begin at the end of the initial two-year term. Thereafter, before the conclusion of the initial two-year period or the additional one-year renewal period, the MHJFB shall have the option to extend the Contract term for additional one-year periods, up to a total of three years. Said one-year period is to begin at the conclusion of the term then in effect. In the event the MHJFB extends the Contract Term for a total of three one-year periods, the MHJFB shall have the absolute right to terminate the Agreement on reasonable notice, without penalty or cause, at the end of two (2) years.

       ARTICLE III - CONTRACTORS REPRESENTATIONS AND WARRANTIES

3.1	Representations of Contractor.  Contractor represents and
warrants to and for the benefit of MHJFB, with the intent that MHJFB will rely thereon for purposes of entering into this Agreement, as follows:

3.1.1	Organization and Qualification.  Contractor has
been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Washington with power and authority to own its properties, conduct its business and perform this Agreement as presently conducted. Contractor is duly qualified to do business as a foreign corporation in good standing in Washington.

3.1.2	Authorization.  This Agreement has been duly
authorized, executed, and delivered by Contractor and, assuming due execution and delivery by MHJFB constitutes a legal, valid, and binding agreement enforceable against Contractor in accordance with its terms.

3.1.3	No Violation of Agreement, Articles of
Incorporation of Bylaws. The consummation of the transactions contemplate by this Agreement and its fulfillment of the terms hereof will not conflict with, or result in a breach of any of the terms and provision of, or constitute a default under any indenture, mortgage, deed or trust, lease, loan agreement, license, security agreement, contract, governmental license or permit, or other agreement or instrument to which Contractor is a party or by which its properties are bound, or any order, rule, or regulation of any court or any regulatory body, administrative agency, or their governmental body applicable to Contractor or any of its properties, except any such conflict, breach, or default which would not materially and adversely affect Contractor's ability to perform its obligations under this Agreement, and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under, the Articles of Incorporation (or other corresponding charter document) or Bylaws of Contractor.

3.1.4	No Defaults Under Agreements.  Contractor is
not in default, nor is there any event in existence which, with notice or the passage of time or both, would constitute a default by Contractor, under any indenture, mortgage, deed of trust, lease, loan agreement, license, security agreement, contract, governmental license or permit or other agreement or instrument to which it is a party or by which any of its properties are bound and which default would materially and adversely affect Contractor's ability to perform its obligations under this Agreement.

3.1.5	Compliance with Laws.  Contractor, its officers
and directors purporting to act on behalf of Contractor or such officers and directors have been conducting business in compliance with all applicable laws, rules, and regulations of the jurisdictions in which Contractor is conducting business including all safety laws and laws with respect to worker's compensation, discrimination in hiring, promotion or pay of employees or other laws affecting employees generally.

3.1.6	No Litigation.  There is not pending or, to the
knowledge of Contractor, threatened, any action, suit, or proceeding to which Contractor is a party, before or by any court or governmental agency or body, or any such action, suit or proceeding related to environmental or civil right matters, which might result in any material adverse change in Contractor's ability to perform its obligations under this Agreement, and Contractor has insurance coverage of a magnitude which is more than sufficient to defend any present and future claims; and no labor disturbance by the employees of Contractor exists or is imminent which might be expected to materially and adversely affect Contractor's ability to perform its obligations under this Agreement.

3.1.7	Financial Statements.  Contractor has delivered
to MHJFB copies of the following statements contained in its annual reports, with appended notes and summary of significant accounting policies which are an integral part of such statement: balance sheet as of December 31, 1996 and statements of income, shareholders' equity, and changes in financial position of Contractor for each of the years ended since 1991. Contractor represents such financial statements fairly present the financial position of Contractor at the dates shown and the results of the operations for the periods covered, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as discussed in the notes to the financial statements.

3.1.8	No. Adverse Change.  Since the date of Contractor's most
recent balance sheet provided to MHJFB, there has not been any material adverse change in Contractor's business or condition, nor has there been any change in the assets or liabilities or financial condition of Contractor from that reflected in such balance sheet which is material to Contractor's ability to perform its obligations under this Agreement.

3.1.9	Disclosure.  There is no material fact which
materially and aversely affects or in the future will (so far as Contractor can now reasonably foresee) materially and adversely affect Contractor's ability to perform its obligations under this Agreement which has not been accurately set forth in this Agreement or otherwise accurately disclosed in writing to MHJFB by Contractor prior to the date hereof.

3.2	Opinion of Contractor's Counsel.   Contractor shall
furnish to MHJFB an opinion of counsel in connection with this Management Agreement. Such opinion shall address the Contractor's compliance with applicable law, affirm its authority to enter into this Agreement, indicate that the Contractor is not currently in litigation or have notice of litigation that could cause the Contractor not to perform the items of this Agreement, and affirm that the financial statements provided by the Contractor were prepared in accordance with sound accounting principles.

           	ARTICLE IV - OPERATION OF FACILITY

4.1	General Duties and Obligations; Standards.  Contractor
shall provide the Operation and Management Services and shall operate, maintain, and manage the Facility in compliance with all applicable federal and state constitutional requirements and laws, court orders, ACA standards (except where otherwise noted herein), whether now in effect or hereafter effected or implemented, and in accordance with specific areas of MHJFB, Counties and applicable State and law policy and procedures which have been agreed to herein and Contractor Policy and Procedures which have been reviewed by MHJFB. When differences between court orders and ACA standards exist, the higher standard shall be followed. The MHJFB will govern the reasonable interpretation of the standards and court orders.

4.2	Policy and Procedures.  Contractor shall prepare a policy
and procedures manual which shall be submitted to MHJFB
 immediately for their review and shall be approved by MHJFB in advance of the services commencement date. MHJFB may terminate this Agreement if, in its sole discretion, it finds the manual or any part thereof unacceptable. The manual shall not deviate from any constitutional or legal standard required of MHJFB, law or specific areas of MHJFB policy and procedures which are agreed to as part of this service Agreement. Contractor shall notify MHJFB in writing of all changes in, or additions to its policy and procedures manual for MHJFB review and approval prior to implementation. MHJFB shall notify Contractor in writing of new constitutional or legal standards that it may become aware of, including court orders or laws directed at MHJFB, which affect the Facility and its operation. Upon notification by MHJFB to Contractor of any new standards, Contractor shall immediately modify their policy and procedures manual so as to comply therewith, provide the proposed changes to MHJFB and obtain MHJFB approval of the same.

4.3	Specified Duties and Obligations.  Contractor's duties
and obligation shall include, but are not limited to each of the following:

4.3.1.	Training.  Contractor shall provide all staff
and personnel training outlined in Contractor's response to RFP, including basic level correctional officer pre-service training, CSC staff and employee training, and security and control training. All costs associated with this training is the responsibility of the Contractor. CSC warrants that its staff and management training will meet or exceed all State requirements.

4.3.2.	Personnel.  Contractor and MHJFB attach to this
as Exhibit "A" the staffing pattern for this Facility, which will be in place regardless of the actual bed usage per day.
 Contractor shall otherwise at all times provide staffing in accordance with ACA and the staffing patterns set forth in Contractor's response to RFP, or as is acceptable to MHJFB.
 At a minimum, the Contractor shall provide written job descriptions and qualifications, an affirmative action plan, personnel records system, performance evaluation plan, and background check of all employees prior to employment. When necessary, MHJFB will assist Contractor in conducting the NCIC and FBI checks. No reductions in staffing from those set forth on Exhibit "A" shall occur without MHJFB's prior approval.

4.3.3	Food Service.  Contractor shall provide food
service for all inmates in accordance with Contractor's response to RFP and Policy and Procedures. At a minimum, the food service operation shall provide a meal schedule, special diet, medical, religious requirements, a certified nutritionist, three meals of which two are hot meals, at regular times during each 24-hour period, with no more than 14 hours between the evening meal and breakfast.

4.3.4	Sanitation and Hygiene.  Contractor shall
provide sanitation, hygiene and laundry service in accordance with ACA, and Contractor Policy and Procedures. At a minimum, the Contractor shall provide full inmate laundry services, inmate clothing, bed and linen, a chair, adequate ventilation, heating, cooling and lighting, closet/locker space, hygiene supplies and supplies to control vermin, garbage disposal and pest control.

4.3.5	Telecommunications.  Contractor shall provide,
at its expenses, all telecommunication equipment, radio, NCIC, fax machine, copy machine, and all other telephone or telecommunication service for operation of the Facility not provided by MHJFB at the Services Commencement Date. Such telecommunication equipment shall be capable of interfacing with MHJFB existing communication systems and with any future MHJFB communication system.

4.3.6	Data Processing Services.  Contractor shall
provide at its expense, facilities and compatible equipment necessary to interface with MHJFB computer systems.

4.3.7	General and Family Visitation.  Contractor
shall provide general and family visitation for all inmates in accordance with ACA, Contractor Policy and Procedures, MHJFB Policy and Procedures, making use of physical space to provide furniture, equipment and supervision necessary to provide such Visitation.

4.3.8	Essentials.  At a minimum, Contractor shall
provide, at its expense, all Facility supplies, including hygiene items, clothing, office supplies, building support items, and inmate housing unit sheets, pillowcases, blankets, necessary to meet all ACA and MHJFB Policy and Procedures requirements.

4.3.9	Maintenance, Remodeling, Damages and Condemnation.

(a)	Except for the portions of the Facility structure,
personal property and equipment shown on attached
Exhibit "B" for which the MHJFB will be
responsible, Contractor shall, at its own expense, maintain the physical structure of the Facility and all tangible personal property contained therein, and equipment, in accordance with ACA and Contractor Policy and Procedures, including all ordinary routine maintenance, including a preventative maintenance program, which will maintain, preserve and keep the Facility and equipment in good repair, working order and condition, subject to normal wear and tear, and will from time to time make or cause to be made all necessary and proper repairs, replacements and renewals, which shall thereupon become part of the Facility. During the term of this Agreement, except with respect to the portions of the structure, personal property and equipment described on attached Exhibit "B," MHJFB shall have no responsibility, financial or otherwise, with respect to maintenance of the Facility. In the event Contractor fails to comply with maintenance requirements, resulting in MHJFB incurring costs therefore, any costs incurred by MHJFB in any given month shall be subtracted from any amounts due from MHJFB to Contractor under this Agreement for each such month.

(b)	Subject to the prior approval of MHJFB, which
approval shall not unreasonably be withheld, and further subject to the approval of the State of Washington, if required, Contractor shall have the authority to remodel the Facility or make substitutions, alterations, additions, modifications and improvements to the Facility from time to time, the cost of which remodeling, substitutions, alterations, additions, modifications and improvements shall be paid by Contractor and the same shall become part of the Facility.

(c)	If the Facility is damaged or destroyed in whole or
in part the obligation to house inmates pursuant to this Agreement shall not cease. In the event damage or destruction renders the Facility unusable, the duties of the parties hereunder shall abate until such time as alternative facilities are made available by MHJFB. The parties agree to cooperate to locate alternative facilities.

(d)	In the event any or all of the facilities is taken
by condemnation, the obligation to house inmates shall not cease. In the event the Facility is rendered unusable due to condemnation, the duties of the parties hereunder shall abate until such time as alternative facilities are made available by MHJFB. The parties agree to cooperate to locate alternative facilities.

(e)	Contractor may from time to time after the Services
Commencement Date, at its own expense, install or remove machinery, equipment, and the other personal property in the Facility, which may be attached or affixed to the Facility. Anything of MHJFB removed shall be replaced with items of equal or better capability and value and any such replacements shall be the property of MHJFB. MHJFB and Contractor shall conduct an initial inventory of all equipment prior to or within a reasonable time after the Services Commencement Date, and shall be entitled to conduct an annual inventory of equipment throughout the term of this Agreement.
Contractor shall cooperate with MHJFB in its conducting of all inventories of equipment.

4.3.10	 Safety and Emergency Procedures.  Contractor
shall operate and maintain the Facility in compliance with all applicable federal, state and local safety and fire codes and in accordance with ACA, and Contractor Policy and Procedure.
 At a minimum, the Contractor shall provide a fire prevention plan, fire inspection and service, fire alarm and smoke detection system, weekly fire and safety inspections, evacuation plan, a procedure to report job-related injuries, equipment to maintain essential lighting, power and communications, and a Riot and Disturbance Control Plan.

4.3.11	 Diagnostic Commitments.   The responsibility
for reporting to the court the appropriate disposition for an inmate pursuant to Court Order shall remain with MHJFB. The testing and other diagnostic work will remain with the Contractor.

4.3.12	Security and Control.  The Contractor shall
provide security and control in accordance with ACA and the Contractor Policy and Procedures with respect to inmates at the Facility. At a minimum, the Contractor shall provide sufficient staff training, post orders, security perimeter control, log and shift reports, count procedures, security inspections, key control, procedure for search and control of contraband, tool control, escape plan and physical force requirements.

4.3.13	Programs.  Contractor shall provide, in
accordance with Contractor Policy and Procedures, the following programs for the inmates at the Facility:

(a)	Substance abuse assessment and education;

(b)	Academic education;

(1)	Teachers of effective juvenile correctional education
programs;
(2)	Guiding principals;
(3)	Operator approach;
(4)	Program length/duration/intensity;
(5)	Philosophy/approach;
(6)	Curriculum and instruction;
(7)	Special education programs
(8)	Student Assessment/ Achievement;
(9)	Facility;
(10)	Instructional support;
(11)	Staffing;
(12)	School climate and communications;
(13)	Continuous progress improvement;
(14)	Record keeping/slash reporting;
(15)	Administration;
(16)	School/Board/Community Relations;
(17)	Additional components;
(18)	Assessment/Testing;
(19)	Academic skilled development and/or mediation;
(20)	Life skills;
(21)	Critical thinking skills
(22)	Literacy skills;
(23)	Job skills assessment and education
(24)	Operation by Objective

(c)	Victim Empathy;

(d)	Anger Management;

(e)	Religious programs

(f)	Volunteer Programs;

(g)	Restitution Program;

(h)	Juvenile industries.

4.3.14	Mail.  The Contractor shall provide, in
accordance with ACA and Contractor Policy and Procedures, a mail delivery system for inmates at the Facility.

4.3.15	Phone.  The Contractor shall provide, in
accordance with ACA and Contractor Policy and Procedures, a telephone access system for inmates at the Facility.

4.3.16	Work/Exercise Program.  Contractor shall
provide in accordance with the ACA, and Contractor policy and procedures, a physical training/work/exercise program or programs for the inmates at the Facility. Said activities will exclude team sports and such recreational activities basketball, volleyball, Ping-Pong and pool.

4.3.17	Administration, Organization and Management.
The Contractor shall provide, in accordance with ACA and Contractor Policy and Procedures, an administrative structure to manage the Facility. At a minimum, the organization shall include a single Facility administrator, the development of a policy and procedure manual, a system to inspect, review and maintain programs, a management system for operations, personnel and inmate oversight, and an organizational chart for the Facility.

4.3.18	Fiscal Management.  The Contractor shall
provide, in accordance with ACA and Contractor Policy and Procedures, a fiscal management system for the Facility. At a minimum, the program shall include an annual budget, income and expenditure report, financial reports, audit reports, internal contracts, petty cash, inmate trust, check control, bonding, employee expense reimbursement, purchasing and requisitions and payroll.

4.3.19	Medical Services.  The Contractor shall
provide, in accordance with ACA and Contractor Policy and Procedures a system for a provision of medical and health care services for employees and inmates placed in the Facility. At a minimum, the program shall include intake/release protocols for appropriate screening of inmates for physical and mental health, adequate staffing of nurse(s) and doctor(s) and other appropriate medical and health care personnel, routine sick call, inmate out referral, health education, medication storage, health care and medication record keeping, provision of medical services and inmate record keeping. Contractor will provide up to $5,000.00 per inmate patient for medical, dental and emergency room services with a $25,000.00 cap for the entire Facility population per year. Contractor will develop cooperative working agreements with regional medical facilities to provide emergency medical care as needed for the inmates. Contractor will agree to immediately contact originating County/User regarding emergency care and/or actual or intended offsite care provided to any inmate for which said County/User is originator.

Any inmate presented for admission to detention in need, in the opinion of an appropriate medical professional, as determined by the Facility Doctor, of immediate emergency medical care due to injury, illness or intoxication or, in the opinion of a County designated mental health professional, in need of immediate commitment, may be detained pending evaluation but shall not be admitted to the Facility, and if not admitted shall be referred to the presenting County/User.
 Subsequent admission to detention is contingent upon written clearance by a medical, County designated mental health professional or Judge/Court Commissioner.

4.3.20	Intake/Release.  The Contractor shall provide,
in accordance with ACA and Contractor Policy and Procedures, a policy and protocol for intake and release of all inmates brought to the Facility for placement. Counties shall receive a priority on all beds over Users. In the event Users have an inmate in a bed and a County needs that bed, Contractor will require a User (designated by the MHJFB, or if there is no designation, by Contractor) to pick up the inmate and make that bed available to the County. In the event the Facility is full and an inmate is presented for intake from any member County, Contractor shall require a User (designated by the MHJFB or, if there is no designation, by Contractor) to pick up the inmate and make a bed available to the County inmate.
 Contractor agrees to accept inmates in excess of 52 in number. Contractor agrees to accept inmates in excess of 52 up to 11 additional inmates. MHJFB will provide contact persons from the Counties and other users who shall make themselves available to CSC by telephone to advise CSC of allowance of admission or rejection of any inmates in excess of 63.

4.3.21	Juvenile Records.  The Contractor shall create
and maintain a system of inmate record keeping complying with all local, state and federal law and regulation and will manage, store, transmit and preserve all such record systems.
 Appropriate policy and procedures will be created for access and preservation of confidentiality and privacy.

4.4.	Custody of Inmates.  Within ten days of the issuance of
Certificate of Occupancy of the Facility, Contractor shall immediately accept inmates at the Facility.

4.5	Disciplinary Rules and Regulations.  Contractor shall
impose discipline through rules, regulations and orders pursuant to ACA, MHJFB and Contractor Policy and Procedures and local, state and federal law.

4.6	Grievance Procedures.  Contractor shall impose grievance
procedures pursuant to ACA and Contractor Policy and Procedures.

4.7	Use of Non-Deadly Force.   The Contractor shall use non-
deadly force in accordance with federal and state law, and Contractor Policy and Procedures as follows:

Firearms are to be used as a last resort to prevent escape; to prevent the loss of life or serious bodily harm. If a person is injured during an incident involving the use of firearms, immediate medical attention will be provided.

4.8	Kitchen Equipment.  MHJFB agrees to install and pay for
the kitchen equipment items listed on the kitchen equipment schedule Contractor included in its response to MHJFB's Request
for Proposals for Facility.   MHJFB shall own the same. Contractor
shall repair and/or replace any item on said list when needed during the term of this Agreement.

                    ARTICLE V - EMPLOYEES

5.1	Independent Contractor.  Contractor is associated with
MHJFB only for the purposes and to the extent set forth in this Agreement, and in respect of the performance of the Operation and Management Services pursuant to this Agreement, Contractor is and shall be an independent contractor and, subject to the terms of this Agreement, shall have the sole right to supervise, manage, operate, control, and direct the performance of the details incident to its duties under this Agreement. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer-employee or principal-agent, or to otherwise create any liability of MHJFB whatsoever with respect to the indebtedness, liabilities, and obligations of Contractor to any other party. Contractor shall be solely responsible for (and MHJFB shall have no obligation with respect to) payment of all federal income, FICA, and other taxes owed or claimed to be owed by Contractor, arising out of Contractor's association with MHJFB pursuant to this Agreement, and Contractor shall indemnify and hold MHJFB harmless from and against, and shall defend MHJFB against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses howsoever arising or incurred because of, incident to, or otherwise with respect to any such taxes.

5.2	Subcontracts.  Contractor may subcontract for the
performance of any of its responsibilities to provide services pursuant to this Management Agreement. No contractual elationship shall exist between MHJFB and any subcontractor and MHJFB shall accept no responsibility whatsoever for the conduct, actions, or omissions of any subcontractor selected by Contractor. Contractor shall be responsible for the management of the subcontractor in the performance of their work.

5.3	Employee Background/Licensing.  A background
investigation shall be made by Contractor of each employee (including consultants, subcontractors and independent contractors and their employees and agents who work on a routine basis at the Facility) prior to being hired by Contractor for assignment to the Facility, the results of which investigation shall be made available to MHJFB upon request. In addition to background investigation reports, Contractor shall maintain on file two completed fingerprint charts on each employee. When necessary, the MHJFB will assist the Contractor in conducting the NCIC and FBI check. All consultants, subcontractors and independent contractors shall be appropriately licensed and shall provide proof of such to Contractor.

5.4	Orientation and Training.   All non-management Contractor
employees shall attend and pass a new employee orientation program after being hired and prior to regular assignment in accordance with ACA requirements.

               ARTICLE VI - COMPENSATION AND ADJUSTMENTS

6.1	Payment.   Subject to Sections 6.1.2 and 6.1.3, MHJFB
shall pay Contractor a "Contractor Per Diem Rate" per inmate for each inmate day an inmate is incarcerated in the Facility operated by Contractor.

6.1.1	Billing.   Contractor shall bill MHJFB, no
later than the 5th of each month, for each calendar month, one calendar month in arrears for the aggregate amount of the Contractor Per Diem Rate for the preceding month, and MHJFB, subject to Sections 6.1.2 and 6.1.3, shall pay such invoice within 30 days after receipt of invoice. Contractor will provide monthly statements based upon and describing therein the average population of the month billed.

6.1.2	Monthly Detail.  Each bill shall also contain
a detail of each bed day use broken out for each County and/or
User with the information described in Section 10.3 on a form required by the MHJFB.

6.1.3	Per Diem Rate and Contractor's Per Diem Rate
During Initial Term. The payment for the initial term of this Management Agreement shall be based on a per diem rate of (1) $84.05 per inmate day where the average of all inmates per day each month is twenty-seven (27) or less; (2) $79.77 per inmate day where the average of all inmates per day each month is above 27 and below 41; and (3) $64.08 per inmate day where the average of all inmates per day each month is 41 or more. The MHJFB shall have no responsibility to pay for any non-Counties or Users inmate. To determine averaging, the inmates entering the Facility on the last day of each month will be counted for that entry day based on their actual length of stay.

The per diem rate for half days is one-half the daily rate.

The preceding year's per diem rates will increase or decrease on the first day of each succeeding year of the term of this Agreement in an amount equal to the percentage increase or decrease, if any, during the preceding August to August period in the "U.S. Bureau of Labor Statistics Consumer Price Index for Urban Consumers (CPI-U), U.S. City Average, all items (1982-84=100), not to exceed 3.5% per year. If the index base is changed by the USBLS, this index base shall change concurrently.

6.2	Compensation for Additional Services.  MHJFB recognizes
that Contractor has entered into this Management Agreement and has offered to furnish the operation and management services hereunder based upon the MHJFB, Counties and applicable State of Washington policies in effect as of the date of this Management Agreement. If there are changes in such MHJFB policies, which changes are as a result of changes in ACA standards or laws, government regulations or court orders generally applicable to the MHJFB and Counties and which necessitate a change in the scope of services furnished by the Contractor so as to increase the cost of operating and managing the facilities or performing other services contemplated in this Management Agreement, then the Contractor shall be provided extra compensation for the additional services required, which compensation may be provided pursuant to an amendment to this Agreement so long as they are within the scope of the request for proposal. The Contractor shall request in writing, together with such supporting documentation or information as MHJFB may reasonably request, the additional compensation Contractor desires to offset Contractor's increase in costs for furnishing the additional services because of such change in such policies. MHJFB shall review the request and decide if additional payment is justified. If MHJFB agrees, then a contract amendment will be made.

6.3	Failure to Agree on Compensation for Additional Services.
If the parties cannot agree on a compensation for additional services within 60 days of the date Contractor's request is received by MHJFB, Contractor and MHJFB may initiate resolution through the dispute proceedings as provided herein.

           ARTICLE VII - COMPENSATION AND ADJUSTMENT

7.1	Default by Contractor.  Each of the following shall
constitute an Event of Default on the part of Contractor:

(a)	a material failure to keep, observe, perform, meet or
comply with any covenant, agreement, term, or provision of this Agreement to be kept, observed, met, performed, or complied with by Contractor hereunder, which such failure continues for a period of twenty (20) days after Contractor has written notice thereof;

(b)	a material failure to meet or comply with any Court
Order, ACA Standard, where applicable, or federal or state requirement or law, which such failure continues for a period of twenty (20) days after Contractor has written notice thereof;

(c)	a material failure of Contractor to comply with any MHJFB
Policy for which Contractor has not received a prior written waiver from MHJFB which such failure continues for a period of twenty (20) days after Contractor has written notice thereof;

(d)	any of the following acts of the Contractor: (1) admit in
writing its inability to pay its debts; (2) make a general assignment for the benefit of creditors; (3) suffer a decree or order appointing a receiver or trustee for it to substantially all of its property to be entered and, if entered without its consent, not to be stayed or discharged within sixty (60) days; (4) suffer proceeding under any law relating to bankruptcy, insolvency, or the reorganization or relief of debtors to be instituted by or against it and, if contested by it, not be dismissed or stayed within sixty (60) days, or (5) suffer any judgment, writ of attachment or execution, or any similar process to be issued or levied against a substantial part of its property which is not released, stayed, bonded, or vacated within sixty (60) days after issue or levy; and

(e)	the discovery by MHJFB that any statement, representation
or warranty in this Agreement is false, misleading or erroneous in any material respect.

7.2	Further Opportunity to Cure.  In the event of
Default, of the type specified in Section 7.1(a), (b), or (c) occurs and Contractor reasonably believes (a) that such Event of Default cannot be cured within the twenty (20) days allowed to cure such Event of Default in Section 7.1(a), (b) or (c), as the case may be, and (b) that such Event of Default can be cured, through a diligent, on-going, and conscientious effort on the part of Contractor, within a reasonable period not to exceed six months, unless extended by MHJFB, then Contractor may, within the twenty (20) day cure period, submit a plan for curing the Event of Default to MHJFB (which plan shall show in detail by what means Contractor proposes to cure the Event of Default).

Upon receipt of any such plan for curing an Event of Default, MHJFB shall promptly review the circumstances, may allow, or not allow, Contractor to pursue such plan of cure.
 MHJFB will not unreasonably hold approval of the plan. If the plan is approved, MHJFB agrees that it will not exercise its remedies hereunder with respect to such Event of Default for so long as Contractor diligently, conscientiously, and timely undertakes to cure the Event of Default in accordance with the approved plan.

7.3	Remedy of MHJFB.  Upon the occurrence of the Event
of Default by Contractor, MHJFB shall have the right to pursue any remedy it may have at law or in equity, including but not limited to, (a) reducing its claim to a judgment, (b) taking action to cure the Event of Default, in which case, MHJFB may offset against any payment owed to Contractor all reasonable costs incurred by MHJFB in connection with its efforts to cure such Event of Default, and (c) termination and removal of Contractor as the Contractor of the Facility and the offsetting against by Payments owed to Contractor by MHJFB of any reasonable amounts expended by MHJFB to cure the Event of Default. In the event of Contractor's removal as Contractor pursuant to an Event of Default, MHJFB shall have no further obligations to Contractor after such removal and Contractor agrees to comply with Section 10.6 hereof with respect to the transition to new management.

7.4	Default by MHJFB.  Each of the following shall constitute
an Event of Default on the part of MHJFB.

(a)	after receipt by the MHJFB of funds from Counties
and Users, failure by MHJFB to pay within thirty
(30) days after payment is due any Payment required to be paid pursuant to this Agreement; provided, however, that in the event MHJFB fails to timely pay due to either (1) administrative delay in payment processing or late submission by Contractor, and payment is made within sixty (60) days or (2) MHJFB asserts an offset to payment as provided in this Agreement, said events shall not constitute an Event of Default.

(b)	Failure by MHJFB to observe and perform any material
covenant, condition, or agreement on its part to be observed or performed, or its failure or refusal to substantially fulfill any of material obligations hereunder, unless caused by the default of Contractor, and unless cured by MHJFB within thirty
(30) days after receiving written notice thereof.

7.5	Remedy of Contractor.  Upon the occurrence of the Event
of Default by MHJFB, Contractor shall have the right to pursue any remedy it may have at law or in equity, including by not limited to: (a) reducing its claim to judgment, (b) taking action to cure the Event of Default, and (c) termination of the Agreement. Upon such termination, Contractor shall be entitled to receive from MHJFB payment for all services furnished under this Agreement up to and including the date of termination.

7.6	Termination for Unavailability of Funds.  The payment of
money by MHJFB and Users under any provision hereof is contingent upon the availability of funds to MHJFB by Counties and Users to pay the sums due pursuant to this Agreement. The availability of funds to the MHJFB and Users is contingent upon timely and proper appropriation by the Counties and Users of funds sufficient to pay sums due pursuant to this Agreement. MHJFB agrees to submit to the appropriate persons in each County and to the appropriate parties in each User, if required of MHJFB in any MHJFB User Contract, written requests for appropriation of money in amounts not less than amounts equal to the payments that will be required per annum. Neither the MHJFB nor the Counties, or their elected officials, officers, employees, agents, attorneys, or other individuals acting on behalf of them, make any representations or warranties as to whether any appropriation will, from time to time, during the initial term or any extension thereof, be made by the applicable County or User. In the event funds for this Agreement become unavailable due to non-appropriation, MHJFB shall have the right to terminate this Agreement without penalty.

7.7	Termination Without Cause.  Either party may terminate
this Agreement without cause by giving written notice one hundred and thirty five (135) days before the effective date of termination. The parties may, by agreement, reduce the notice period.

7.8	Termination due to Termination of State Lease.  In the
event the State of Washington terminates the Lease, this Agreement shall also terminate on the same date upon such termination. Contractor shall be entitled to receive from MHJFB payment for all services terminated under this Agreement up to and including the date of termination.

7.9	Force Majeure.  The failure of performance of any of the
terms and conditions of this Agreement resulting from acts of God, war, civil insurrection or riot (excluding any riot in the Facility) shall not be a breach or an Event of Default pursuant hereto.

7.10	Turnover.  In the event of termination of the Contract,
the Contractor shall surrender to MHJFB all inmate files, fiscal records and any other records the MHJFB deems necessary to continue operation of the Facility.

           ARTICLE VIII - INDEMNIFICATION AND INSURANCE

8.1	Insurance.  Contractor shall maintain insurance coverage
for the mutual protection of it and the MHJFB, the Counties, the Landlord State of Washington, all their elected officials, agents and public or private employees, and parties with whom MHJFB contracts for incarceration of inmates (collectively, in this Article VIII, the "Insureds") naming the Insureds as an additional insured, to cover all claims that may arise out of or result from Contractor's Operation and Management Services under this Agreement, regardless of whether such services are provided by Contractor or subcontractor, or by anyone directly or indirectly employed by Contractor or a subcontractor, or by anyone else for whose acts Contractor or a subcontractor may be liable. The insurance shall provide the following coverages: a) comprehensive general liability coverage, including, but not limited to professional liability coverage for correctional officers and employees, including Law Enforcement Liability Insurance to include Jail Keepers Legal Liability; b) coverage against claims based on violation of civil rights; c) coverage for damages because of injury to or destruction of tangible property, including loss of use of such property; d) coverage for damages because of loss or damage to the Facility due to fire or other casualties; and e) Workmen's Compensation Insurance. Coverages shall extend during the applicable statutes-of-limitations periods and during the pendency of any claims. Compliance with this
Section 8.1 shall not relieve Contractor from any liability under the indemnity provisions of Section 8.5 of this Agreement, and the terms of this Section 8.1 shall survive the termination of this Agreement. Any deductibles must be agreed to in writing by MHJFB.

All policies of insurance shall be written as primary policies not contributing with and not in excess of coverage that the Insured's may carry. All policies shall contain an endorsement containing express waiver of any right of subrogation by the insurance company against the Insureds. All policies shall provide that the insurance proceeds of any loss will be payable notwithstanding any act or negligence of the Insureds which might otherwise result in a forfeiture of said insurance. All policies must provide that the additional Insureds shall not be required to give notice of accidents or claims and that the additional Insureds shall have no liability for premiums.

The policy or policies providing Physical Property Damage Insurance shall provide that all proceeds shall be paid to MHJFB. All proceeds received by MHJFB shall be held by an escrow agent to be identified at the time of notice or loss or damage to MHJFB by Contractor. The application of insurance proceeds from damage or loss to property shall be determined as set forth below. The parties hereto shall cooperate to obtain all insurance available for such loss and with the work necessary to repair, replace, restore and/ or rebuild the facility. In the case of failure or refusal of any insurance company or third person or corporation from whom money may be due to apply the same, it shall be the duty of Contractor, and not MHJFB, to use all proper and legal means in conjunction and cooperation with MHJFB to recover the same but at the expense of Contractor. MHJFB agrees to invest any proceeds in an interest bearing account in a federally insured Bank, Savings and Loan or Credit Union while the same are not being applied to the work.

In the event of any damage to or destruction of the Property or Facility or any improvements thereon from any cause whatever, Contractor shall promptly give written notice thereof to MHJFB. MHJFB shall promptly, as insurance proceeds become available, repair or restore the Property and Facility as nearly as possible to its condition immediately prior to such damage or destruction unless MHJFB and Contractor, subject to the rights of the Landlord, State of Washington, mutually agree in writing that such repair and restoration is not feasible, in which event this Agreement shall thereupon terminate, or, if MHJFB and Contractor, subject to the rights of the Landlord State of Washington, mutually agree that the damage is immaterial and that there is no need to repair or restore the Property and Facility, then such repair or restoration will not be required and the Agreement shall not terminate.

Funds held by MHJFB in excess of the cost of such reconstruction shall be paid to Contractor.

8.2	Amounts.  The insurance coverages required by Section 8.1
of this Agreement shall be for not less than the amounts shown on the attached summary of coverages, or as required by law, whichever is greater. All coverages shall provide for payment of the following items: a) compensatory damages; b) plaintiff's attorneys' fees, when awarded; and c)costs of defense. Cost of defense shall be included within the policy limits.

8.3	Certificate of Insurance and Cancellation.  All insurance
required by this Article VIII shall be procured and maintained with financially sound insurance companies that have been approved by the MHJFB. Such certificates of insurance shall contain a provision that the Insureds shall receive written notice from the insurance company(ies) at least sixty (60) days prior to the material change, amendment or cancellation of any of the coverages provided under the policies. In the event that any insurance described herein or any portion thereof becomes commercially unavailable, Contractor shall obtain such replacement insurance as may be available and this Management Agreement shall be modified accordingly. In the event that adequate insurance becomes commercially unavailable, MHJFB or Contractor may terminate this Agreement upon sixty (60) days' prior written notice, in which case Contractor shall comply with Section 10.6 with respect to the transition to new management. The Contractor shall submit to MHJFB on June 30th of each year an annual audit by an Independent Auditor regarding the fund balance on the insurance coverage provided by the Contractor.

8.4	Subcontractors.  Contractor shall require all
subcontractors to obtain, maintain, and keep in force insurance coverage in accordance with accepted industry standards and this Agreement during the time they are engaged hereunder.

8.5	Indemnification of MHJFB.  Contractor shall indemnify and
save the MHJFB, the Counties, the Landlord State of Washington and all their public employees, and parties with whom MHJFB contracts for incarceration of Inmates ("the Indemnitees") harmless from and against:

(a)	any and all claims arising from the provision of the
Operation and Management Services, including, without limitation, any and all claims arising from (I) any breach or default on the part of Contractor in the performance of any covenant or agreement to be performed pursuant to the terms of this Agreement, (II) any act of negligence of Contractor, or any of its agents, subcontractors, servants, employees, or licenses and (III) any accident, injury or damage whatsoever caused to any person; and

(b)	all costs, reasonable attorneys' fees, expenses, and
liabilities incurred on account of any such claim, action, or proceeding brought thereon. In case any action or proceeding is brought against the Indemnitees, or any of them, Contractor, upon notice from the Indemnitees, or any of them, shall defend against such action or proceeding by counsel satisfactory to the Indemnitees, or any of them, unless such action or proceeding is defended against by counsel for any carrier or liability insurance provided for herein. Contractor's obligation to indemnify the MHJFB shall not be affected by a claim that negligence of the MHJFB or its respective agents, contractors, employees, or licensees contributed in part to the loss or damage indemnified against.
 Contractor's obligation to indemnity the MHJFB, however, shall not be applicable to injury, death or damage to property arising out of the sole negligence or sole willful misconduct of the MHJFB. The terms of this Section 8.5 shall survive the termination of this Agreement.

The MHJFB shall remain solely responsible for all litigation, losses and costs that are unrelated to the Facility and resulting from claims or litigation pending against the MHJFB at the time this Management Agreement first becomes effective or arising thereafter from occurrences prior to the effective date of this Management Agreement.
Contractor agrees to cooperate with the MHJFB in the defense of any such claims or litigation. Nothing contained in this
Section 8.6 shall in any way abrogate, modify, or mitigate any obligation of Contractor under this Agreement to comply with Court Orders or other requirements imposed on Contractor by this Agreement.

8.7	Waiver of Defenses.  Neither the Indemnitees nor
Contractor shall waive, release, or otherwise forfeit any possible defense the Indemnitees or Contractor may have regarding claims arising from or made in connection with the operation of the Facility by Contractor without the consent of the other party to this Agreement. The Indemnitees and Contractor shall preserve all such available defenses and cooperate with each other to make such defenses available for each other's benefit to the maximum extent allowed by law. Nothing contained in this Agreement shall be construed as a waiver of sovereign immunity by the State of Washington.

              ARTICLE IX - INMATE SENTENCES

9.1	Sentence Computation.  The referring Counties or other
users shall compute all Inmates' sentences including, but not limited to, computation of good time awards, discharge dates and parole eligibility dates.

          ARTICLE X - ADDITIONAL COVENANTS OF CONTRACTOR

10.1	Cooperation with MHJFB.  In the operation and maintenance
of the Facility, Contractor shall cooperate with and assist MHJFB in the fulfillment of its duties relating to federal, state and MHJFB Policy and Procedure requirements.

10.2	Start-Up Period Requirements.  During the Start-up
Period, Contractor will prepare and submit to MHJFB, at least 30 days before the Services Commencement date.

(a)	A policy and operations manual which covers all
aspects of Facility operations including the procedures that will be utilized to facilitate monitoring of the Facility and for assumption of operations by MHJFB in the event of Contractor's bankruptcy or inability to perform its duties hereunder;

(b)	A fully developed training package to be administered to all
Contractor staff;

(c)	An emergency procedures/security manual for confidential use by staff supervisors employed by Contractor; and

(d)	Post orders for all Facility staff positions.

10.3	Maintenance of Records.  The Contractor shall be required
to maintain documentation for all charges against the MHJFB under the contract. The books, records, and documents of the Contractor, insofar as they relate to work which is to be performed or money which is to received under a proposed contract, shall be maintained for the length of the contract and shall be subject to audit, at any reasonable time and upon reasonable notice by MHJFB, the State Auditor or their duly appointed representatives. The records shall be maintained in accordance with general accepted accounting principles and at no less than those recommended in the Regulations related to independent contracts published by the State Auditor. Record keeping will include providing daily records of bed users, the entity of bed use origin, and whether the admitted juvenile is admitted predisposition or post-disposition.

10.4	Maintenance of Corporate Existence and Business.
Contractor shall at all times maintain its corporate existence and authority to transact business and good standing in its jurisdiction of incorporation and Washington. Contractor shall maintain all licenses, permits, and franchises necessary for its business where the failure to so maintain might have a material adverse effect on Contractor's ability to perform its obligations under this Agreement.

10.5	S.E.C. Report.  Contractor shall, on a timely basis
provide MHJFB with copies of all reports required to be filed by Contractor with the Securities and Exchange Commission. Prior to execution of this Agreement, Contractor shall provide MHJFB with their most recent Form 10Q and any such Form filed since the date thereof.

10.6	Transition.  Upon the termination of this Agreement as to
the Facility, Contractor agrees to work with MHJFB under MHJFB management supervision for a period of one hundred and thirty five
(135) days to ensure an orderly and efficient transition from Contractor management to MHJFB management (or management by a third party) of the Facility. During this transition period, Contractor shall transfer all Facility records to MHJFB.

10.7	Non-discrimination.  Contractor shall at all times
provide the Operation and Management Services in compliance with all laws with respect to discrimination in hiring, promotion or pay of employees. No person will be subject to discrimination on the grounds of handicap, race, color, religion, sex, age, or national origin. Upon request, Contractor shall show proof of such non-discrimination, and shall post in a conspicuous place, available to employees and job applicants, notice of such non-discrimination. Contractor shall provide MHJFB with copies of its affirmative action plan and all employment discrimination reports required to be filed by it with the Equal Employment Opportunity Commission or any other government agency.

10.8	Utility Charges, Rent, Taxes, Liens, and Assessments.
Contractor shall: (1) pay all rent due by MHJFB, as Lessee, to Lessor under the Lease, (2) pay or make provision for payment of, as the same shall respectively become due, all lawful taxes and assessments levied or assessed by the Federal, State or any municipal government on the Facility or any machinery, equipment or other property installed or located by Contractor therein or thereon, (3) not create or suffer to be created any lien or charge upon the Facility or any pert thereof; (4) pay or cause to be discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall come into force, any lien or charge upon the Facility or any part thereof and all lawful claims or demand for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon the Facility or any part thereof; and (5) pay all utility charges, including "service charges," incurred or imposed with respect to the Facility. A true and correct copy of the MHJFB/State Lease is attached to this Agreement.

10.9	Benefits/Wages.  CSC will provide to its employees at the
Facility the full range of employee benefit programs described on attached Schedule "C," unless said programs are modified by Contractor on a company wide basis.

10.10	Grants.  The Contractor agrees to provide MHJFB
access at no cost to Contractor's grant writers from time to time to seek grants beneficial to the Facility and MHJFB.

10.11	Noncompete.  Contractor agrees with respect to any
Juvenile Detention Facility it may operate in Washington State,
(1) Contractor will not offer to any then Facility Users a rate at a CSC facility in Washington State lower than said User/MHJFB Contract rate, plus five percent (5%); and (2) not to contract with any entity in Eastern Washington (defined as the Counties of Okanogan, Douglas, Chelan, Klickitat, Yakima and Kittitas, and all Counties east of the same) ; unless otherwise agreed to by both the parties hereto.

10.12	Marketing.  The Contractor will assist MHJFB in
obtaining contracts for use of unused beds in the Facility, subject to MHJFB's final review and approval of all bed users, which approval will not be unreasonably withheld.

10.13	Liability Limitation.  In accordance with the
Interlocal Agreement between the Counties, the liability of each member County to the Contractor under the terms of this Agreement shall be limited to that portion of each dollar of liability as follows:

Adams          .07407
Asotin         .09259
Douglas        .18519
Ferry          .01852
Lincoln        .01852
Pend Oreille   .07407
Spokane        .18519
Stevens        .25926
Whitman        .09259

Said liability shall include, but not be limited to, all payments described in paragraphs 6.1 and 6.2.

10.14	Construction Completion.  At the Commencement of
this Agreement, Contractor will be allowed to participate in MHJFB's final Facility Construction Completion walk through and punchlist review to provide comments and suggestions regarding
Facility operation.

10.15	MHJFB Contracts with the State of Washington.  In
addition to the Lease, MHJFB has agreed to independently contract with the State of Washington for the provision of utilities including electricity, telephone, natural gas, water, sewer, and garbage. CSC will independently obtain and be solely responsible for snow removal, landscaping and lawn watering, fertilizing and mowing. True and correct copies of each State - MHJFB Contract are attached to this Agreement. Contractor agrees to comply with all terms and conditions of said Contract(s), including all responsibilities for payment thereunder and agrees to defend and hold harmless MHJFB from all liability and responsibility therefore. In the event of Contractor's breach of this paragraph, MHJFB shall have, in addition to all other rights and remedies, the right to pay any sums due the State of Washington under any such contract. Upon payment, Contractor shall immediately repay said sum to MHJFB, together with interest at 12%. If said sum remains unpaid for a period of thirty days, MHJFB can elect any right or remedy or may, in its discretion, deduct said sum from any sums due Contractor under this Agreement. A true and correct copy of the Interagency Agreement is attached to this Agreement.

10.16	Intergovernmental Agreements.  MHJFB agrees to seek
inmates for the Facility in good faith and enter into Intergovernmental Agreements therefore when the same are in the best interests of the MHJFB, in its sole discretion.

10.17	Program Funding.  In the event funding is obtained
by grant or grants obtained by MHJFB, Contractor agrees to reduce cost dollar for dollar if MHJFB provides funding for certain programs (i.e., substance abuse programs via grants).

10.18	Contractor Self-Audits.  Contractor agrees to provide
MHJFB a copy of their semi-annual self accounting and operations audit.

10.19	Disputes.  To the extent permitted by law and except
as otherwise specified herein, any controversy arising out of performance of this Contractor which the parties are unable to resolve by mutual agreement, are to be submitted to a third party arbitrator to be agreed upon by the parties. In the event the parties hereto cannot agree upon an arbitrator, either party may apply to Spokane County Superior Court solely for the appointment of an arbitrator, which application shall be in accordance with RCW Chapter 7.04. Upon appointment of an arbitrator, the arbitrator shall advise the parties of the rules of procedure to be followed with respect to hearing dates, submission of documentation and testimony, and presentation of each party's position. The arbitrator shall hear the matter within sixty (60) days of appointment. The arbitrator will render a decision in writing and serve it on the parties within thirty (30) days after the controversy is submitted. Each decision shall be final with respect to any further internal appeals. Either party may, if dissatisfied with the decision, pursue litigation in a court of competent jurisdiction.

    ARTICLE XI - MHJFB ON-SITE LIAISON/PERFORMANCE EVALUATION

11.1	MHJFB On-site Liaison.  MHJFB may appoint a MHJFB On-Site
Liaison for the Facility who shall work for and be paid by MHJFB.
 The MHJFB On-Site Liaison will be the official liaison between MHJFB and Contractor on all matters pertaining to this Agreement and the Operations and Management Services provided hereunder. All official communications concerning the matters covered by this Agreement shall be managed according to policies to be adopted by both parties.

11.2	MHJFB Use of Facility Space.  Contractor shall make work
space available at the Facility to the MHJFB On-Site Liaison, at no cost to MHJFB.

11.3	Access to Facilities.  MHJFB On-Site Liaison and other
MHJFB and Counties staff appointed and approved by MHJFB shall have access at all times to all areas of the Facility. Board
Members and the Commissioners of the Counties shall be admitted into the Facility at anytime, as well as any other individuals designated by MHJFB.

11.4	Right to Audit.  MHJFB and other appropriate agencies
shall, subject to limitations provided by law with respect to right to privacy, have the right to examine all records of Contractor related to the Facility, including without limitation, all financial books and records, maintenance records, employee records, and Inmate records generated by Contractor, its subcontractors or by other related parties in connection with performance of this Management Agreement.

11.5	Self-Monitoring.  During the Start-Up Period, Contractor
shall develop and submit to MHJFB for its approval a detail plan illustrating how Contractor intends to monitor operations of the Facility to ensure compliance with this Agreement.

11.6	Monitoring By MHJFB.  MHJFB in coordination with the
MHJFB On-Site Liaison may, in its discretion, devise its own check list or lists for monitoring the quality of Contractor's performance with this Management Agreement and the ACA Standards, applicable MHJFB Policy and Procedures and Contractor Policy and Procedures and Contractor shall cooperate fully with MHJFB and the MHJFB On-Site Liaison to supply or allow MHJFB to obtain the requisite information needed to complete such checklists and to assess the quality of Contractor's performance. Such monitoring by MHJFB shall not relieve Contractor of any of its obligations under this Agreement.

              ARTICLE XII - CERTAIN PROHIBITION

12.1	Certain Prohibitions.  Notwithstanding any other Section
of this Agreement, nothing contained herein shall be interpreted] to grant to Contractor the final authority to do the following:

(a)	calculate inmate release and parole eligibility dates;
(b)	award good conduct time to inmates;
(c)	approve inmates for work, medical, or temporary furloughs;
(d)	place inmates in less restrictive custody than ordered by
the Counties or other users; provided, however, that this Section shall not prevent Contractor from making recommendations to MHJFB with respect to any of the above, it being understood that no action may be taken by Contractor with respect to the above without the prior written decision of MHJFB.

            ARTICLE XIII - MISCELLANEOUS PROVISION

13.1	Binding Nature.  This Management Agreement shall not be
binding upon the parties until it is approved and executed by both parties. This Management Agreement, after properly approved and executed by the parties, shall inure to the benefit of MHJFB and Contractor and shall be binding upon MHJFB and Contractor and their respective successors and assigns, subject to the limitations set forth in this Management Agreement. In the event MHJFB and Contractor and shall be binding upon MHJFB Contractor and their respective successors and assigns, subject to the limitations set forth in this Management Agreement. In the event MHJFB is reorganized then this Agreement will remain in its effect with its successors.

13.2	Invalidity and Severability.  In the event that any
provision shall be null and void, the validity of the remaining provisions of this Management Agreement shall not in anyway be affected thereby.

13.3	Terminology and Definitions.    All personal pronouns
unused in this Management Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular.

13.4	Prohibition Against Assignment.  It is hereby agreed by
the parties that there will be no assignment or transfer of this Management Agreement or any interest in this Management Agreement without the written agreement of both parties, same and except that additional members may be added or members may be deleted from the Counties pursuant to the terms of the Interlocal Agreement without Contractors consent.

13.5	Jurisdiction and Venue.  Any and all suits for any and
every breach of this Management Agreement shall be instituted and maintained in a Court of competent jurisdiction in the County of Spokane, State of Washington.

13.6	Laws of Washington.  This Management Agreement shall be
governed by and construed in accordance with the laws of the State of Washington.

13.7	Notices.  All notices called for or contemplated hereunder
shall be in writing and shall be deemed to have been duly given when personally delivered or 48 hours after mailed to the Authorized Representative of each party by certified mail, return receipt requested, postage prepaid, addressed as set forth below.

MHJFB:       Martin Hall Juvenile Facility Board
             c/o Commissioner Deral Boleneus
             Office of County Commissioners, Lincoln County
             P.O. Box 366
             Davenport, WA  99122

CONTRACTOR:  Correctional Services Corporation
             1819 Main Street, Suite 1000
             Sarasota, FL 34236

Each party may rely on the above addresses until receipt of any change thereof in writing by the other party.

13.8	RFP and Proposal Incorporation.  The Request for
Proposals and the Contractor's Proposal are incorporated in full within this Agreement so far as they are not inconsistent with this Agreement.

13.9	Entire Agreement.  This Management Agreement incorporates
all the agreement, covenants, and understanding between the parties hereto concerning the subject matter hereof, and all such covenants, agreements and understandings have been merged into this written Management Agreement. No other prior agreement or understandings, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in this Management Agreement.

13.10	Amendment.  No changes to this Management Agreement
shall be made except upon written agreement of both parties.

13.11	Confidentiality.  Any confidential information
provided to or developed by Contractor in the performance of this Management Agreement shall be kept confidential and shall not be made available to any individual or organization by Contractor or MHJFB without prior written approval of the other party.

13.12	Headings.  The headings used herein are for convenience
or reference only and shall not constitute a part hereof, or effect the construction of interpretation of this Management
Agreement.

13.13	Waiver.  No failure on the part of any party to
exercise, and no delay in exercising, and no course of dealing with respect to any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or in the exercise of any other right. The remedies provided in this Management Agreement are cumulative and not exclusive of any remedies provided by law or in equity, except as expressly set forth herein.

The parties do hereby enter into this Agreement the date first above mentioned.

MHJFB:

MARTIN HALL JUVENILE FACILITY
BOARD, on behalf of the Counties of
Adams, Asotin, Douglas, Ferry, Pend Oreille,
Lincoln, Spokane, Stevens, and Whitman

By:   /s/ Deral Boleneus
Deral Boleneus
Chair, MHJFB


CONTRACTOR:

CORRECTIONAL SERVICES CORPORATION,
a Florida Corporation

By:   /s/ J.F. Slattery
Its President


State of Washington )
                    )ss.
County of Spokane   )

I certify that I know or have satisfactory evidence that Deral Boleneus is the person who appeared before me, and said person acknowledged that he was authorized to sign this instrument as Chair of MHJFB, and acknowledged it to be the free and voluntary act of such entity, for the uses and purposes mentioned in the instrument.

DATED: October 15, 1997.

   /s/ Melissa Krum
Print Name:  Melissa Krum
Notary Public in and for the State
of Washington, residing at Spokane
My Commission Expires:  7/10/99